Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
In consideration of the agreement of CSX Corporation, and its subsidiaries and affiliates, including CSX Transportation, Inc. (collectively the “Company” or “CSX”), to pay me the monetary amounts and other benefits described in Paragraph 5 below in accordance with the provisions of the CSX Corporation Executive Severance Plan, as amended and restated (the “Plan”):

1.     Termination of Employment. Subject to my right to revoke this Employment Separation Agreement and Release (this “Agreement”) as provided in this Agreement, I understand that my employment relationship with the Company has been terminated. My employment will cease and terminate in all capacities on May 14, 2026 (the “Termination Date”). Effective as of the Termination Date, I hereby relinquish forever any seniority rights I may have under any labor agreement with the Company or its subsidiaries and affiliates, including Consolidated Rail Corporation, and I agree that upon the Termination Date, my compensation and other employment terms, conditions and benefits will be as set forth in Paragraph 5 below. I also hereby resign effective immediately from all elected, appointed or other positions held within the Company.

2.     Release of Claims.

(a)    In consideration of the Company’s obligations under this Agreement and for other valuable consideration, subject to the limitations set out in subpart (b) of this Paragraph 2, I unconditionally and irrevocably release the Company, and all of its past and present officers, directors, employees, agents, representatives, assigns, attorneys, insurers, predecessors, benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Paragraph (hereinafter the “Released Parties”) from any and all known or unknown claims, charges, promises, actions, or similar rights that I presently may have (“Claims”), including but not limited to, those relating in any way to my employment, or to my separation from employment with the Company as described in Paragraph 1 above, except for the payment(s) or benefits described in Paragraph 5 below. This includes a release of any rights or claims, if any, that I may have under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991, which requires equality in contractual relations without regard to race or national origin; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against qualified individuals with disabilities; the Rehabilitation Act of 1973, which prohibits discrimination against the handicapped; the Employee Retirement Income Security Act; the Fair Labor Standards Act; Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA); the Family and Medical Leave Act; Executive Order 11246; the Genetic Information Nondiscrimination Act; the Federal Employers’ Liability Act; the Sarbanes-Oxley Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any rights or claims I may have under the Worker Adjustment and

Retraining Notification Act, its equivalent under state law, or any similar law that requires, among other things, that advance notice be given of certain workforce reductions. This also includes a release of any rights or claims I may have for wrongful discharge; breach of contract, whether express or implied; termination of employment in violation of any public policy; any other tort or contract claim; any claim for labor protection, whether under conditions imposed by the Surface Transportation Board, its predecessor, or any labor agreement; any claim under any workers’ compensation law or any other claim for personal injury; and any other claim for relief of any nature.

(b)    This Agreement does not prohibit the following rights or claims: (1) claims that first arise after I sign the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) my right to file a charge or complaint with the EEOC, U.S. Department of Labor or similar federal or state agency, or my ability to participate in any investigation or proceeding conducted by such agency; and (3) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, I expressly agree that the Agreement will nevertheless remain valid and fully enforceable as to the remaining released claims. Nothing in this Agreement or otherwise is intended to (i) prevent or restrict me from making truthful statements in connection with any official investigation conducted by a court or a government, administrative or law enforcement agency or in any sworn testimony, in response to a subpoena or as otherwise required by law or (ii) restrict, prohibit or interfere with my right to initiate communications directly with, respond to an inquiry from, provide testimony before, cooperate or file a complaint with, or otherwise participate as a complainant or witness before, any self-regulatory organization or any federal, state or local governmental or regulatory authority (including any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement or otherwise requires me to waive any monetary award or other payment that I might become entitled to from the United States Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission or self-regulatory organization. Further, nothing in this Agreement or otherwise precludes me from filing a charge of discrimination with the EEOC or a like charge or complaint with a state or local fair employment practice agency. For the avoidance of doubt, nothing herein prevents me from receiving any whistleblower award. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that I will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(c)    By signing this Agreement, I understand that as part of the Agreement above, I voluntarily and knowingly waive any and all of my rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date I sign the Agreement. However, I am not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date I sign this Agreement.

(d)    I understand that I am releasing Claims that I may not know about, and that is my knowing and voluntary intent. I expressly waive all rights I might have under any law that is intended to prevent unknown claims from being released. I understand the significance of doing so.

3.    (a) Pursuit of Released Claims. I agree to withdraw, and represent that I have withdrawn, all lawsuits, if any, against any Released Party, and I further represent that I will not file any lawsuit against any Released Party based on the claims released under this Agreement. I promise not to seek any damages, remedies or other relief for myself personally with respect to any claim purportedly released by this Agreement. However, I understand that nothing contained in this Paragraph 3 precludes me from challenging the validity of this Agreement under the ADEA, and this Paragraph 3 shall not apply to ADEA claims to the extent, if any, prohibited by applicable law.

(b)    Consequences of Violating Promises. I agree to pay the reasonable attorneys’ fees, costs, and expenses and any damages the Released Parties may incur as a result of my filing a lawsuit against any Released Party based on the claims released under this Agreement.

4.    I understand that the Company, in its sole discretion, retains the right at any time for any reason to amend, terminate or charge its welfare benefit plans, including without limitation medical benefits, and that any such benefits to which I am now entitled or to which I may become entitled in the future are subject to such right.

5.    (a) Severance Payment. I understand that I will, if I sign, and do not revoke, this Agreement in accordance with Paragraphs 15 and 16, receive severance pay that is above and beyond any remuneration for the performance of services, benefit plan payments or any other amounts to which I am otherwise entitled and which is in lieu of any payments under any other severance pay plan of the Company. Severance pay will be in an amount calculated pursuant to the Plan equal to the sum of (i) one (1) times my current base salary and (ii) one (1) times my current target bonus under the CSX Management Incentive Compensation Plan in effect for 2026 (the “2026 MICP”), in each case as set forth on the “Individual Statement of Executive Severance Payments” attached and incorporated as “Exhibit 1” to this Agreement. I have reviewed Exhibit 1 carefully, and I attest that it accurately states my current salary and current target bonus under the 2026 MICP. I understand that I will receive this severance pay in the form of monthly installment payments for a period of 12 months on or about the first of each month beginning the first day of the month following the date this Agreement becomes effective under Paragraph 16.

I understand that the Company will withhold appropriate amounts for federal, state and local income and employment taxes and all other legally required withholdings.

I further understand that throughout the period of time during which I receive severance pay in monthly payments, I will remain eligible to continue to participate in medical and dental benefits to the extent provided under such plan. Except as otherwise expressly provided in the Plan, I understand that I will not be eligible: 1) to receive any further contributions under the CSX Corporation 401(k) Plan, (“CSXtra”); 2) to receive dependent care reimbursement benefits; 3) to participate in the Company’s disability plan; 4) to participate in the Travel Accident Plan; 5) to accrue sick leave or vacation days; 6) to continue life insurance benefits, subject to the conversion and portability language of the relevant plan document; or 7) to receive any form of incentive compensation.

(b)    Outplacement. I understand that I shall be eligible for outplacement services for one (1) year following my Termination Date through an organization designated by the Company, provided that I initiate these outplacement services within six (6) months after my Termination Date.

(c)    Bonus. I understand that I will be eligible for a prorated bonus under the 2026 MICP, based on the number of days in 2026 through my Termination Date and the amount of the bonus that is earned and paid based on the actual achievement of the performance criteria applicable to the 2026 MICP following the end of the 2026 performance year, paid in a lump sum at the time bonuses are normally paid under the 2026 MICP, but in no event later than March 15, 2027.

(d)    Long Term Incentives. For the 2024 – 2026, 2025 – 2027 and 2026 – 2028 Long-Term Incentive Plans, I understand I will retain a prorated portion of Performance Units, Restricted Stock Units and Stock Options in accordance with the terms set forth in the applicable award agreements governing these awards, which provide for such proration based on the number of full months since the preceding vesting date (or if there has not yet been a vesting date, since the grant date) and through and including the month in which the Termination Date occurs, with such prorated portion being settled or becoming exercisable (as applicable) on the original schedule as set forth in the award agreement that would have applied had I remained employed through the next applicable vesting date (and in the case of Performance Units, subject to the satisfaction of the applicable performance conditions at the end of the performance period). Further, notwithstanding anything to the contrary in the applicable award agreements, any of my Stock Options that are vested as of my Termination Date (including those that vest on a pro-rated basis pursuant to this Section 5(d)) will remain exercisable through the original expiration date of such Stock Options as set forth in the applicable award agreement (which, for the avoidance of doubt, is no later than ten (10) years from the applicable grant date). Any equity- or equity-based awards that I hold with respect to shares of CSX common stock that do not vest in accordance with this Paragraph 5(d), as set forth on “Exhibit 1” attached to this Agreement, will be forfeited and cancelled as of the Termination Date for no consideration. I have reviewed Exhibit 1 carefully, and I attest that it accurately states all of my prorated awards that will vest. For purposes of measuring the pro-ration, the last day of my employment will be deemed to have been the Termination Date.

(e)    Financial Planning Assistance. I understand that I will receive financial and tax planning assistance for one (1) year following my Termination Date through organizations designated by the Company.

(f)    Health Continuation. I understand that I will remain eligible to continue participation in the Company’s medical and dental plans on the same basis as I participated as of immediately prior to the Termination Date, for a period ending on the earlier of (i) twelve (12) months following the Termination Date and (ii) the date on which I become eligible for health coverage from a subsequent employer. Access to other applicable benefits in which I participated as of immediately prior to the Termination Date will be offered in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act.

6.    Cooperation. I shall cooperate with and assist the Company with any dispute, proceeding, arbitration, investigation or litigation involving the Company in which I have knowledge or involvement as a result of my employment with the Company. I acknowledge that the demands of such proceedings are not necessarily within the control of the Company and agree that notwithstanding any other provision of this Agreement, I will make myself available to the extent possible and will advise the Company immediately in writing of any contacts from third-parties to me in connection with such proceedings.

7.    Non-Disparagement. Subject to the employee protections set forth in Section 2(b), I agree to refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions concerning the Company or their respective officers, directors, operations, services or employees. Notwithstanding the above, I understand that nothing herein shall be construed to prevent or restrict me from responding truthfully to questions or requests as part of an inquiry conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law, or as otherwise expressly provided for in this Agreement.

8.    Administrative Action. For the avoidance of doubt, I understand that nothing in this Agreement, including Paragraph 2(b), Paragraph 6 (Cooperation), Paragraph 7 (Non-Disparagement) or Paragraph 10 (Confidential Information), shall prevent me from making truthful statements in connection with any sworn testimony or agency investigation or shall restrict me from initiating communications directly with, responding to an inquiry from, or providing testimony before any self-regulatory organization or any federal or state regulatory authority, including the SEC. Nor shall anything in this Agreement interfere with my right to receive a monetary award from the SEC pursuant to the SEC’s whistleblower bounty program, or directly from any other federal or state agency pursuant to a similar whistleblower program.

9.    Waiver of the Right to Re-employment. I agree that I waive any right to reemployment with the Company. I understand and agree that if I reapply for employment with the Company, my application may be subject to rejection and that this Agreement is valid legal grounds for rejecting my application. Notwithstanding the above, I acknowledge and agree that in the event that I apply for, am offered a position and accept and the Company does not exercise its right to reject my application under this Paragraph 9, or if I am reinstated with the Company, I may be obligated to repay to the Company a portion of the severance pay that I receive in accordance with this Agreement and under the Plan, and I accept that obligation as a condition of this Agreement. In any case, if I accept a position or if I am reinstated during the period that I am receiving severance pay under this Agreement, I understand and agree that I will not be eligible to receive continued severance pay, effective upon the date of my acceptance of a position or upon my reinstatement.

10.    Confidential Information. I understand that during my employment, I have learned trade secrets and other information confidential to the Company and that the Company would be substantially injured if the confidentiality of such information were not maintained. For the purposes of this Paragraph, “Confidential Information” means and includes every item of and all the contents of any discussions, documents, information, technology, procedures, customer lists, business plans, employee compensation data, pricing information, strategies, software, financial data, ideas and assumptions and all other material relating to or in connection with my employment with the Company and their property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, I will not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for my own purposes.

I acknowledge that during the course of my employment I may have become aware of communications or documents protected by the attorney client privilege or the work product doctrine, and that I am not entitled to waive such privilege or to disclose such information or communications to others, except as required by law and subject to conditions set forth herein.

Subject to the employee protections set forth in subpart (b) of Paragraph 2, I agree (i) not to disclose to third persons such protected documents or Confidential Information without the prior consent of the Company, whether for compensation or otherwise, (ii) not to use such documents or Confidential Information for any purpose detrimental to the Company and (iii) to use my best possible reasonable efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation to the matters specified in this Paragraph.

Notwithstanding the above, nothing in this Agreement shall prevent or restrict me from responding truthfully to inquiries as part of an official investigation conducted by a court or a government, administrative or law enforcement agency or in response to a subpoena or as provided for in Paragraph 2(b) above or as otherwise required by law. Additionally, I understand that nothing in this Agreement is intended to prohibit or interfere with my right to participate as a complainant or witness in a governmental agency investigation (including any activities protected under the whistleblower provisions or any applicable law or regulations), during which communications can be made without authorization by or notification to the Company.

11.    Return of Property. I have returned, or I agree to return all property belonging to the Company, including without limitation all keys, credit cards, manuals, computers, equipment and software, records, data, plans, customer lists, computer programs and related documentation or other documents or materials of any nature that are in my possession or control that I obtained from the Company or compiled or produced for the Company during my employment and any and all copies thereof, which shall include all confidential and/or proprietary information as described in Paragraph 10 of this Agreement.

12.    No Admission of Liability. It is understood and agreed that this Agreement and the furnishing of the consideration for this Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by the Released Parties. Liability for any and all claims is expressly denied by the Released Parties.

13.    Binding Agreement. I agree that all of the provisions of this Agreement are binding upon my heirs, executors, administrators and assigns. I understand that by signing this Agreement I am not giving up any rights I currently have under CSXtra.

14.    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.

15.    Review Period. The Company advised me to take this Agreement home, read it, and carefully consider all of its terms before signing it. I acknowledge that I was given a period of twenty-one (21) days to review and consider this Agreement, and that I was advised and encouraged to consult an attorney before signing it. I understand that I may use as much or all of this 21-day period as I wish prior to signing and have done so. I further acknowledge that at the beginning of this 21-day period, I received a copy of the Plan.

16.    Right of Revocation. I understand that I may revoke this Agreement within seven (7) days (the “Revocation Period”) after I sign it by written notice to:

CSX
Attn: Michelle Mullen
Total Rewards – J400
500 Water Street
Jacksonville, Florida 32202

To constitute an effective revocation, the Company must in fact receive the written revocation by the close of business on the last day of the Revocation Period. Upon the expiration of the Revocation Period without receipt of such a statement, this Agreement will become effective and irrevocable. I understand that if I do not sign or if I revoke this Agreement, I will not receive the payments or benefits described in Paragraph 5 of this Agreement. If I do not revoke this Agreement, it will go into effect on the day after the last day of the Revocation Period, which will be the “Effective Date” of this Agreement.

17.    Entire Agreement. I represent that in signing this Agreement, I do not rely on nor have relied on any representation or statement not specifically set forth in this Agreement by any of the Released Parties with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by the Company.

18.    Governing Law. This Agreement will be governed, construed, and interpreted under the laws of the State of Florida and, where applicable, Federal law.

19.    Section 409A. To the extent any payments or benefits under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement will be interpreted and administered to the maximum extent possible to comply with Section 409A of the Code. For purposes of any payments or benefits under this Agreement subject to Section 409A of the Code:

(a)    I will not be considered to have terminated employment with the Company and its affiliates unless I would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each separate payment to be made or benefit to be provided under this Agreement will be construed as a separate identified payment for purposes of Section 409A of the Code.

(b)    If I am a “specified employee” within the meaning of Section 409A of the Code at the time of my separation from service, to the extent required under Section 409A of the Code to avoid accelerated taxation and tax penalties, any amounts payable during the six (6) month period immediately following my separation from service will instead be paid on the first business day after the date that is six (6) months following my separation from service (or, if earlier, my date of death).

(c)    Notwithstanding anything to the contrary in the Plan or this Agreement, (x) no payments under the Plan will be made until the Effective Date, (y) if the period during which I may execute this Agreement begins in one calendar year and ends in the next calendar year, then the payments will not commence until the second calendar year and (z) any such payments that are delayed pursuant to the foregoing clauses (x) or (y) will instead be made in the first payroll period to occur after the date this Agreement becomes effective and the start of the second calendar year (if applicable).

(d)    The Company makes no representation that payments described in this Agreement will be exempt from or comply with Section 409A.

I HAVE CAREFULLY READ THIS AGREEMENT. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT IT CONTAINS AN UNCONDITIONAL, GENERAL, AND VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT I MIGHT HAVE RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH THE COMPANY. I ENTER INTO THIS AGREEMENT VOLUNTARILY, WITHOUT COERCION, AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY REPRESENTATIONS, SUGGESTIONS OR PROMISES BY THE COMPANY, OTHER THAN THOSE CONTAINED HEREIN OR IN THE PLAN. I AM SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT AND THE TERMINATION OF MY EMPLOYMENT.

/s/ STEPHEN FORTUNE Stephen Fortune [Redacted]
May 19, 2026 Date
CSX Corporation
/s/ M. RIZWAN CHAND M. Rizwan Chand Chief Human Resources Officer
Date: May 27, 2026
nit Award Agreement